Exhibit 10.7
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Employment Agreement”), dated as of July 28, 2025 (the “Execution Date”), and effective January 1, 2026 (the “Effective Date”), is entered into by and between CVR Energy, Inc., a Delaware corporation (the “Company”), and Mark A. Pytosh (the “Executive”). The effectiveness and commencement of this Employment Agreement shall be expressly conditioned upon and subject to the Executive’s (i) employment not having been terminated for any reason prior to the Effective Date and (ii) reporting for work on the Company’s first regularly scheduled work day that is on or following the Effective Date (together, the “Conditions”).
In consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:
Section 1. Employment.
1.1. Term. The Company, either directly or through one of its wholly-owned Subsidiaries, agrees to continue to employ the Executive, and the Executive agrees to continued employment with the Company, in each case pursuant to this Employment Agreement, unless terminated earlier in accordance with Section 3 hereof, for a period commencing on the Effective Date and ending on December 31, 2028 (the “Initial Term”), provided that the term shall automatically renew for subsequent one (1)-year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless either party provides the other party with no fewer than six (6) months written notice of non-renewal. Notwithstanding anything to the contrary in this Agreement, if the Conditions are not satisfied, this Employment Agreement shall automatically terminate and be null and void ab initio, and none of the Executive, the Company, or any other person or entity shall have any liability hereunder.
1.2. Duties. During the Term, the Executive shall serve as Chief Executive Officer and President of the Company and in such other or additional positions as an officer or director of the Company, and of such direct or indirect affiliates of the Company, including, without limitation, CVR Partners, LP (“UAN” and, collectively, the “Affiliates”), as the Executive and the board of directors of the Company (the “Board”) mutually agree from time to time. As of the Effective Date, the Executive shall also serve as the President and Chief Executive Officer of UAN. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions as reasonably directed by the Board or the board of directors of the general partner of UAN (the “UAN GP Board”). The Executive shall be employed in the State of Texas at the Company’s headquarters during the Term.
1.3. Exclusivity. During the Term, the Executive shall (i) devote substantially all of his professional time and attention to the business and affairs of the Company and its Affiliates, (ii) to the best of his abilities, faithfully serve the Company and its Affiliates, (iii) in all material respects conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Board, consistent with Section 1.2 hereof, (iv) use the Executive’s best efforts to advance, promote and serve the interests of the Company and its

Affiliates, (v) comply with all of the policies of the Company and its Affiliates (including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics, as are from time to time in effect), and (vi) except as otherwise permitted herein, not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit. The provisions of this Section 1.3 shall not be construed to prevent the Executive from (a) investing the Executive’s personal, private assets as a passive investor in such form or manner as will not require any active services on the part of the Executive in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made or (b) serving on the board of directors of one or more companies, family-related businesses or charitable or non-profit organizations; provided such service does not materially conflict with the Executive’s duties and obligations to the Company and such service is approved by the chairman of the Board and/or the UAN GP Board, as applicable.
Section 2. Compensation.
2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of $1,100,000 which annual salary shall be prorated for any partial year at the beginning or end of the Term and shall accrue and be payable in accordance with the Company’s standard payroll policies, as such salary may be adjusted upward (but not downward) by the Compensation Committee (the “Compensation Committee”) of the Board (or such other duly authorized committee thereof) in its sole and absolute discretion (as adjusted, the “Base Salary”).
2.2. Annual Bonus. For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) with a target award equal to 150% of the Executive’s Base Salary (the “Bonus Target”). The Annual Bonus will be subject to all of the terms and conditions of the applicable bonus plan, and consistent with this Employment Agreement. The actual Annual Bonus payouts will be based on achievement of the individual and/or Company performance criteria established for the applicable fiscal year by the Compensation Committee in its sole and absolute discretion. The Annual Bonus (or any pro-rated portion thereof), if any, payable to the Executive for a fiscal year will be paid by the Company to the Executive in the immediately succeeding fiscal year only after the completion of the audit of the Company’s consolidated financial statements and filing of the Company’s Annual Report on Form 10-K with respect to such fiscal year and, only after the Compensation Committee, in its sole and absolute discretion, has approved the final achievement level and payout. Except with respect to any Actual Pro-Rata Bonus or Target Pro-Rata Bonus the Executive becomes entitled to herein pursuant to Section 3.2(b) or Section 3.2(c), the Executive must be actively employed through the last day of the fiscal year during the Term in which the Annual Bonus was earned to be eligible for an Annual Bonus payment.
2.3. Employee Benefits. During the Term, the Executive shall be eligible to participate in such employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company and subject to the terms and conditions of any such plans and programs.

2.4. Paid Time Off. During the Term, the Executive shall be entitled to twenty-seven (27) days of paid time off (“PTO”) each year.
2.5. Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing the Executive’s duties under this Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board and in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.
2.6. Long-Term Incentive Awards. For each fiscal year during the Term, the Company shall grant to the Executive an award (each, an “LTIP Award” and collectively, the “LTIP Awards”) under or in connection with the Company’s Third Amended and Restated 2007 Long Term Incentive Plan, or its successor, with an aggregate annual target award opportunity of 150% of the Executive’s Base Salary. These LTIP Awards will be granted on the form of LTIP Award agreement applicable to other executive officers of the Company as may be approved by the Compensation Committee from time to time.
2.7 Transaction Bonus. If a Significant CVI Transaction or Significant UAN Transaction (each, as defined on Appendix A) occurs, as determined by the Board in accordance with the terms and conditions of this Employment Agreement in its good faith discretion following consultation with the Executive, during the Term, in each case, subject to the Executive’s continued employment (x) with the Company or its affiliates through the consummation of such Significant CVI Transaction or (y) with UAN or its affiliates through the consummation of such Significant UAN Transaction, as applicable, and the Executive’s timely execution and non-revocation of a Release (as defined below), the Executive shall be entitled to receive a Transaction Bonus (as defined on Appendix A), payable in a cash lump sum within seventy-five (75) days following the closing of such Significant Transaction. Notwithstanding anything in this Section 2.7 to the contrary, if a Significant Transaction is consummated within the sixty (60)-day period following a Qualifying Termination (as defined below), the Executive shall remain eligible to receive a Transaction Bonus, payable in a cash lump sum within thirty (30) days following the closing of such Significant Transaction, subject to the Executive’s satisfaction of the Release Requirement set forth in Section 3.2(b).

2.8 Allocation of Compensation. Notwithstanding anything herein to the contrary, the Company may allocate compensation paid to the Executive pursuant to this Employment Agreement amongst the Company, UAN, and any other IEP entity in its sole and absolute discretion. For the avoidance of doubt, the Executive shall cooperate in good faith to assist with any such allocation, as may be requested by the Company from time to time.
Section 3. Employment Termination.
3.1. Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term upon not less than thirty (30) days’ notice to the Executive (other than for Cause, which may be at any time in accordance with the definition thereof set forth on Appendix A), and the Executive may voluntarily resign the Executive’s employment for any reason during the Term upon not less than six (6) months’ prior written notice to the Company (other than a resignation by the Executive for Good Reason, which may be at any time in accordance with the definition thereof set forth on Appendix A). Upon the termination or resignation of the Executive’s employment with the Company for any reason (whether during the Term or thereafter), the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination or resignation, any unused accrued PTO, any unreimbursed expenses in accordance with Section 2.5 hereof, any accrued and vested benefits under any Company sponsored employee benefits plans payable in accordance with the terms and conditions of such plans, and, solely with respect to the Executive’s termination of employment in accordance with Section 3.2(b), (c) or (d), any earned but unpaid Annual Bonus for completed fiscal years (collectively, the “Accrued Amounts”).
3.2. Certain Terminations.
(a) Termination by the Company For Cause, Resignation without Good Reason without Satisfaction of the Resignation Notice Requirement, or Non-Renewal of the Term. If during the Term the Executive’s employment is terminated (i) by the Company for Cause, (ii) due to the Executive’s death or Disability (as defined on Appendix A), (iii) due to the Executive’s resignation without Good Reason and without the Executive satisfying the Resignation Notice Requirement, or (iv) due to the non-renewal of the Term by either party in accordance with Section 1.1, the Executive shall be entitled to the Accrued Amounts and no other amounts. For purposes of this Agreement, the “Resignation Notice Requirement” means the Executive resigning without Good Reason and providing notice that is equal to the lesser of (x) six (6) months and (y) such other period as may be agreed to by the Compensation Committee in its sole and absolute discretion.
(b) Termination by the Company without Cause or Resignation with Good Reason. If the Executive’s employment is terminated (i) by the Company without Cause or (ii) due to the Executive’s resignation for Good Reason (each, a “Qualifying Termination”), then in addition to the Accrued Amounts, the Executive shall be entitled to (collectively, the “Severance Payments”):
(i) subject to Section 3.2(b)(iv), an amount in cash equal to one and one-half (1.5) times the sum of (A) twelve (12) months of the Executive’s Base

Salary, at the rate in effect immediately prior to the date of termination or resignation (or, in the case of a resignation for Good Reason, at the rate in effect immediately prior to the occurrence of the event constituting Good Reason, if greater) and (B) the average of the annual bonuses actually paid to the Executive during the three (3) calendar years immediately preceding the date of termination, payable in substantially equal installments in accordance with the Company’s standard payroll policies over the eighteen (18)-month period following the date of termination or resignation, provided, that no such payments shall commence unless and until the Executive has satisfied the Release Requirement (as defined below) in accordance with this Section 3.2(b), provided, further that the first installment of the Severance Payments shall be made on the Company’s first payroll date following the sixtieth (60th) day after the date of termination, together with all installments of the foregoing that would have been paid prior to such date, absent this proviso,
(ii)    subject to Section 3.2(b)(iv), an Annual Bonus payment for the fiscal year of termination, equal to the product of (x) the actual Annual Bonus that would have otherwise been earned for the year of such termination, based on achievement of the individual and/or corporate performance criteria established for such fiscal year by the Compensation Committee (in its sole and absolute discretion), multiplied by (y) a fraction, the numerator of which is the number of completed months during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is twelve (12) (an “Actual Pro-Rata Bonus”), which Actual Pro-Rata Bonus, if any, shall be payable by the Company to the Executive in the immediately succeeding fiscal year only after the completion of the audit of the Company’s consolidated financial statements and filing of the Company’s Annual Report on Form 10-K with respect to such fiscal year of termination and only after the Compensation Committee, in its sole and absolute discretion, has approved the final achievement level and payout,
(iii)    accelerated vesting as to 100% of the unvested portion of any then-outstanding Incentive / Phantom Unit Awards (as defined on Appendix A), held by the Executive on the date of termination, with the payout value calculated based on the average closing price per share of the underlying unit for the twenty (20) business days preceding the date of termination, provided, however, that any Incentive / Phantom Unit Awards that vest (in whole or in part) upon the achievement of performance goals, shall vest as if the target level of performance had been achieved, with any such payment payable in a lump sum on the Company’s first payroll date following the sixtieth (60th) day after the date of termination (“Accelerated LTIP Vesting”), and
(iv) without duplication, if the Executive experiences a Qualifying Termination during the Change in Control Period (as defined on Appendix A), the Severance Payments pursuant to Sections 3.2(b)(i) and 3.2(b)(ii), shall be payable in a lump sum on the Company’s first payroll date following the sixtieth (60th) day after the later to occur of (x) the date of termination and (y) the date of the consummation of a

Change in Control (the “Lump Sum Payment”), provided, that if Executive experiences a Qualifying Termination during the Change in Control Period prior to the consummation of a Change in Control, the Lump Sum Payment shall be reduced by any portion of the Severance Payments that the Executive received prior to the consummation of such Change in Control.
The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with the Executive’s obligations under Section 4 of this Employment Agreement and (ii) the Executive’s timely execution, delivery and non-revocation of a valid and enforceable release of claims arising in connection with the Executive’s employment and termination or resignation of employment with the Company (the “Release”) in a form reasonably acceptable to the Company and the Executive that becomes effective not later than forty-five (45) days after the date of such termination or resignation of employment (the “Release Requirement”). The Company shall provide the form of the Release to the Executive within five (5) days following the date of the Executive’s termination or resignation of employment. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive shall immediately return to the Company any portion of the Severance Payments (to the extent applicable) that has been paid to the Executive pursuant to this Section 3.2(b) and shall no longer be entitled to the payments and entitlements under this Section 3.2(b).
(c) Resignation without Good Reason following Satisfaction of the Resignation Notice Requirement. If the Executive’s employment is terminated due to the Executive’s resignation without Good Reason and the Executive satisfies the Resignation Notice Requirement, in addition to the Accrued Amounts, the Executive shall be entitled to receive an amount in cash equal to the product of (x) the Bonus Target, multiplied by (y) a fraction, the numerator of which is the number of completed months during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is twelve (12) (a “Target Pro-Rata Bonus”), payable in a lump sum on the Company’s first payroll date following the sixtieth (60th) day after the date of termination.
(d) Termination due to the Executive’s death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, in addition to the Accrued Amounts, the Executive shall be entitled to receive (i) a Target Pro-Rata Bonus and (ii) Accelerated LTIP Vesting, in each case, payable in a lump sum on the Company’s first payroll date following the sixtieth (60th) day after the date of termination.
(e) Section 409A. To the extent applicable, this Employment Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder. If on the date of the Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company the Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), shall be made to the Executive at any time prior to the earlier of (a) the expiration of the six (6) month-period following the Executive’s separation from service, and (b) the Executive’s death, and any such amounts deferred during such period shall instead be paid in a lump sum to the Executive (or, if applicable, the Executive’s estate) on the first payroll payment date following expiration of such six (6) month-period or, if applicable, the Executive’s death. For purposes of conforming this Employment Agreement to Section 409A of the Code, the parties agree that any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h). For purposes of applying Section 409A of the Code to this Employment Agreement (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that the Executive may be entitled to receive under this Employment Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. Neither the Company nor any of its Affiliates shall be obligated to pay or otherwise gross-up the Executive for any federal, state, local or foreign taxes relating to or arising with respect to any benefits, compensation or payment made under this Employment Agreement.
3.3. Exclusive Remedy. The foregoing payments upon termination or resignation of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination or resignation of the Executive’s employment under this Employment Agreement.
3.4. Resignation from All Positions. Upon the termination or resignation of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination or resignation, from and with respect to all positions the Executive then holds as an officer, director, employee and member of the Board of Directors (and any committee thereof) of the Company and any of its Subsidiaries. For the avoidance of doubt, no payments or entitlements shall be made or provided pursuant to Section 3.2(b) or Section 3.2(c), unless the Executive’s employment with the Company and each of its Affiliates, including, without limitation, UAN and any other IEP entity, is terminated.
3.5. Cooperation. Following the termination or resignation of the Executive’s employment with the Company for any reason and at all times thereafter, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its Affiliates.
Section 4. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Proprietary Rights.
4.1. Unauthorized Disclosure.
(a) During the Term and at all times thereafter, the Executive shall hold in a fiduciary capacity for the benefit of the Company and each of its Affiliates, all secret or confidential information, knowledge or data, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information and lists, software, trade secrets, sources of supplies and materials, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any other intellectual property relating to the business, or other information concerning the products, promotions, development, financing, expansion plans, business policies and practices, of the Company and each of its Affiliates, and their respective businesses, and other forms of information considered by the Company and its Affiliates to be confidential and in the nature of trade secrets (i) obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and/or during any period of time in which the Executive has access to email and/or information technology services from the Company, and (ii) not otherwise in the public domain (collectively, “Confidential Information”).
(b) The Executive also agrees to keep confidential and not to publish, post on his own or to disclose any personal information regarding any controlling Person of the Company (or any of its Affiliates), including, without limitation, Carl C. Icahn, or any of his Affiliates and their respective employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Employment Agreement). The Executive shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Employment Agreement. The Executive will assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Employment Agreement. The Executive agrees not to disparage the Company, its officers and directors, Mr. Icahn, any Related Parties, or any Affiliate of any of the foregoing, in each case during and/or after the Executive’s employment hereunder. Without limiting anything contained above, the Executive agrees and acknowledges that all personal and not otherwise public information about the Company and its Affiliates (including, without limitation, all information regarding IEP, Carl C. Icahn, Mr. Icahn’s family, and employees of the Company, IEP and their respective Affiliates) shall constitute Confidential Information for purposes of this Employment Agreement.
(c) Upon termination or resignation of the Executive’s employment with the Company, the Executive shall promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company and related to such employment with the Company, and any copies thereof in the Executive’s (or capable of being reduced to the Executive’s) possession.

(d) The Executive further agrees not to write, contribute to, or assist any other person in writing or creating, a book, film, broadcast, article, blog or any other publication (whether in print, electronic or any other form) about or concerning, in whole or in part, the Company, IEP, Mr. Icahn and his family members or any of the respective Affiliates and subsidiaries of any of the foregoing (as applicable), in any media, and not to publish or cause to be published in any media, any Confidential Information, and further agrees to keep confidential and not to disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, script writers, media personalities, and the like, in any and all media or communication methods, any Confidential Information. In furtherance of the foregoing, the Executive agrees that during the Term and following the termination of his employment with the Company, the sole and only disclosure or statement he will make about or concerning any or all of the Company, IEP, Mr. Icahn and his family members or any of the respective Affiliates and subsidiaries of any of the foregoing (as applicable) is to acknowledge that the Executive is or was employed by the Company (unless otherwise required by applicable law).
4.2. Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its Affiliates, the Executive agrees that the Executive shall not, except as otherwise provided herein, during the Term and for eighteen (18) months following the termination of the Executive’s employment for any reason (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a principal, agent, owner, stockholder, director, officer, consultant, advisor, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any business which is either (i) in competition with the business of the Company or any of its Affiliates conducted during the preceding six (6) months (or following the Term, the six (6) months preceding the last day of the Term), or (ii) proposed to be conducted by the Company or any of its Affiliates in the Company’s or Affiliate’s business plan as in effect at that time (or following the Term, the business plan as in effect as of the last day of the Term). During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status. For the avoidance of doubt, (A) a Restricted Enterprise shall not include any Person or division thereof that is engaged in the business of supplying (but not refining) crude oil or natural gas and (B) if the Executive’s employment is terminated by the Company without Cause or this Employment Agreement expires upon or following the end of the Term, beginning ninety (90) days following the Executive’s last day of employment, the Executive may serve on the board of directors of a Restricted Enterprise.

4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly solicit (or assist any Person to solicit) for employment any person who is, or within six (6) months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates; provided, however, that this Section 4.3 shall not prohibit the hiring of any individual as a result of the individual’s response to an advertisement in a publication of general circulation.
4.4. Non-Solicitation of Customers/Suppliers. During the Restriction Period, the Executive shall not, directly or indirectly, (i) solicit, interfere with or entice away from the Company or any of its Affiliates, any current supplier, customer or client, (ii) direct or solicit any current supplier, customer or client away from the Company or any of its Affiliates, or (iii) advise any Person not to do business with, or be employed by the Company or any of its Affiliates.
4.5. Extension of Restriction Period. The Restriction Period shall be extended for a period of time equal to any period during which the Executive is in breach of any of Section 4.2, 4.3 or 4.4 hereof.
4.6. Proprietary Rights. Any and all inventions, processes, know-how, technologies, trade-secrets information, intellectual property, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by the Executive, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company or its Affiliates (whether or not on the Company’s or any of its Affiliates’ time or with the use of the Company’s or any of its Affiliates’ facilities or materials) (the “Developments”) shall be the property of the Company or any of its Affiliates, as the case may be, and shall be promptly and fully disclosed by the Executive to the Company. Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its Affiliates, the Executive assigns all of the Executive’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its Affiliates as the Executive’s employer. Whenever requested to do so by the Company, and without further compensation therefor, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to the Developments, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with the Executive’s execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that the Executive holds as of the date hereof. If the Company is unable for any reason to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company, its Affiliates, and their respective duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive.
4.7. Protected Activity. Nothing in this Employment Agreement prohibits the Executive from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive is not required to notify the Company that he will make or has made such reports or disclosures. Non-compliance with the non-disclosure provisions of this Employment Agreement shall not subject the Executive to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (a) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (b) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (c) to an attorney representing the Executive in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret, except pursuant to court order.
4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company and its Affiliates for which the Company and its Affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company and its Affiliates shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company and its Affiliates may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments paid by the Company back to the Company. The terms of this paragraph shall not prevent the Company or its Affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to Confidential Information and the Executive’s material participation in the operation of such businesses.

Section 5. Representation.
The Executive acknowledges, covenants, agrees, warrants and represents that: (i) he is not a party to any contract, nor is he subject to, or bound by any commitment, restrictive covenant or agreement, order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which either would or purports to, prevent or restrict him from entering into and performing his obligations under this Employment Agreement free of any limitations; (ii) he is free to enter into the arrangements contemplated herein; (iii) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its Affiliates; (iv) the performance of his duties in respect thereof will not violate or conflict with any agreement or obligation to which he is subject; and (v) he has had an opportunity to consult with independent legal counsel regarding his rights and obligations under this Employment Agreement and that he fully understands the terms and conditions contained herein.
Section 6. Withholding.
All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law.
Section 7. Effect of Section 280G of the Code.
7.1. Payment Reduction. Notwithstanding anything contained in this Employment Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company, any Affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any Affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise (the “Payments”) constitutes “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate Payments would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three (3) times the Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax; provided, however, that, solely to the extent applicable, the Company shall use its reasonable best efforts to obtain shareholder approval of the Payments provided for in this Employment Agreement in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that payment may be made to the Executive of such Payments without the application of an Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
7.2. Determination of Amount of Reduction (if any). The determination of whether the Payments shall be reduced as provided in Section 7.1 hereof and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within ten (10) days after the Executive’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive.
Section 8. Miscellaneous.
8.1. Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
8.2. Fees and Expenses. In the event of any dispute between the Company and the Executive arising under this Employment Agreement, the Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive in the event the Executive is the prevailing party in such dispute; provided, that, if it is determined that the Executive’s termination of employment was for Cause, the Executive shall not be entitled to any payment or reimbursement pursuant to this Section 8.2.
8.3. Indemnification. To the extent provided in the Company’s Certificate of Incorporation or Bylaws, as in effect from time to time, and subject to any separate agreement (if any) between the Company and the Executive regarding indemnification, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Term. In addition, the Executive shall participate in directors and officers insurance, if any, maintained by the Company from time to time on the same terms and conditions as other senior executives or directors of the Company.
8.4. Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.
8.5. Payments Following Executive’s Death. Any amounts payable to the Executive pursuant to this Employment Agreement that remain unpaid at the Executive’s death shall be paid to the Pytosh-Pyun 2024 Management Trust.
8.6. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
If to the Company:     CVR ENERGY, INC.
2277 Plaza Drive, Suite 500
Sugar Land, TX 77479
Attention: General Counsel
If to the Executive:     the Executive’s last address reflected on the Company’s records, or to such other address as either party shall have furnished to the other in writing in accordance herewith.
All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party hereto notice in the manner then set forth.
8.7. Governing Law. This Employment Agreement shall be governed and interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of Texas without giving effect to the conflict of laws principles thereof. Any unresolved dispute arising out of this Employment Agreement shall be litigated solely in any court of competent jurisdiction in the State of Texas; provided, that the Company may elect to pursue a court action to seek injunctive relief in any court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks.

8.8. Waiver of Jury Trial. THE PARTIES HERETO AGREE TO WAIVE THE RIGHT TO A TRIAL BY JURY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE EXECUTIVE, AND THE EXECUTIVE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS EMPLOYMENT AGREEMENT BELOW.
8.9. Severability. If any paragraph or part or subpart of any paragraph in this Employment Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Employment Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Employment Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from this Employment Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Employment Agreement shall remain in full force and effect.
8.10. Entire Agreement. From and after the Effective Date, this Employment Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings, both written and oral, relating to any employment of the Executive by the Company or any of its Affiliates, including, without limitation, the Change in Control and Severance Plan Participation Agreement by and between the Executive and the Company.
8.11. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
8.12. Binding Effect. The terms of this Employment Agreement shall be binding upon the Executive, the Executive’s heirs, executors, assigns, administrators and legal representatives, and shall inure to the benefit of the Company and its successors and assigns, including, without limitation, any successor to all or substantially all of the business and/or assets of the Company.
8.13. General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.
8.14. Mitigation. Notwithstanding any other provision of this Employment Agreement, (a) the Executive will have no obligation to mitigate damages for any breach or termination of this Employment Agreement by the Company, whether by seeking employment or otherwise and (b) the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.
8.15. Company Actions. Any actions, approvals, decisions, or determinations to be made by the Company under this Employment Agreement shall be made by the Board, except as otherwise expressly provided herein. For purposes of any references herein to the Board’s designee, any such reference shall be deemed to include such officers of the Company, or committees of the Board, as the Board may expressly designate from time to time for such purpose.
8.16. Survival. All provisions of this Employment Agreement which by their terms contain continuing obligations shall survive termination of this Employment Agreement, including without limitation, the covenants, duties and obligations under Sections 3.2, 3.4, 3.5 and 4 hereof.
8.17. Assumption of Agreement By Successor. In the event of a Change in Control, the Company will request that any successor expressly assume and agree, pursuant to an appropriate written assumption agreement, to perform the Company’s obligations under this Employment Agreement in substantially the same manner and to substantially the same extent that the Company would be required to perform if no such Change in Control had taken place.
8.18. Definitions. In addition to the defined terms set forth throughout this Employment Agreement, the capitalized terms set forth on Appendix A shall have the respective meanings set forth thereon and are incorporated by reference into this Employment Agreement.
8.19. Clawback. Notwithstanding herein to the contrary, the Executive acknowledges and agrees that any compensation or benefits paid to the Executive shall be subject to the Company’s Policy for the Recovery of Erroneously Awarded Compensation or such similar policy adopted by the Company from time to time and in effect during the Term (the “Clawback Policy”) and the Executive shall take all action necessary or appropriate to comply with the Clawback Policy. Should a conflict exist between this Employment Agreement and the Clawback Policy, the Clawback Policy shall control.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

/s/ Mark A. Pytosh	CVR ENERGY, INC. /s/ Melissa M. Buhrig
MARK A. PYTOSH	By: Melissa M. Buhrig Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Employment Agreement – M. Pytosh]

APPENDIX A

Definitions
“Affiliate” means any Person that a Person either directly or indirectly through one or more intermediaries is in common control with, is controlled by or controls, each within the meaning of the Securities Act of 1933, as amended.
“Cause” means that the Executive has engaged in any of the following: (i) willful failure of the Executive to perform substantially his duties (other than any such failure resulting from incapacity due to Disability); (ii) commission of, or indictment for, a felony or any crime involving fraud or embezzlement or dishonestly or conviction of, or plea of guilty or nolo contendere to a crime or misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law; (iii) engagement in an act of fraud or other act of willful dishonesty or misconduct, towards the Company or any Affiliate, or detrimental to the Company or any Affiliate, or in the performance of the Executive’s duties; (iv) negligence in the performance of the Executive’s employment duties that has a detrimental effect on the Company or any Affiliate; (v) violation of a federal or state securities law or regulation; (vi) the use of a controlled substance without a prescription or the use of alcohol which, in each case, significantly impairs the Executive’s ability to carry out his duties and responsibilities; (vii) material violation of the policies and procedures of the Company or any Affiliate; (viii) embezzlement and/or misappropriation of property of the Company or any Affiliate; (ix) conduct involving any immoral acts which is reasonably likely to impair the reputation of the Company or any Affiliate; or (x) material breach of the covenants set forth in Section 4 after written notice of such breach and failure by the Executive to cure such breach within ten (10) business days; provided, however, that no such notice of, nor opportunity to cure, such breach shall be required hereunder if the breach cannot be cured by the Executive.
“Change in Control” means the occurrence of any of the following:
(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any Subsidiary, (ii) the Company, any Principal Stockholder or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The consummation of:
(i) A merger, consolidation or reorganization of a Person (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:
(A) the shareholders of the Company immediately before such Merger, or one or more Principal Stockholders, own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities by the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
(B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
(C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Subsidiary, (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Shares or Voting Securities, or (5) any Principal Stockholder, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.
(ii) A complete liquidation or dissolution of the Company; or
(iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a sale or transfer to a Subsidiary or a Principal Stockholder (or one or more Principal Stockholders acting together) or (y) the distribution to the Company’s shareholders of the stock of a Subsidiary or any other assets).
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and,

after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
Notwithstanding anything contained herein to the contrary, to the extent that payment of any amounts pursuant to this Employment Agreement constitutes non-qualified deferred compensation pursuant to Section 409A of the Code and payment of such amounts is required to be made upon, or within a specified time following, the consummation of a Change in Control, payment with respect to such amounts shall be made solely upon the occurrence of a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i) or such other time permitted under Section 409A of the Code.
“Change in Control Period” means the time period beginning on the date that is one hundred twenty (120) days prior to the first Change in Control occurring after the Effective Date and ending on the date that is twenty-four (24) months following the date of such Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of stock, by agreement or otherwise and “Controlled” has a corresponding meaning.
“Disability” means that: (i) the Executive is unable to perform his duties hereunder as a result of illness or physical injury for a period of at least ninety (90) days; (ii) the Executive is entitled to receive payments under the Company’s long-term disability insurance plan; (iii) the Executive has started to receive such disability insurance payments; and (iv) no person has contested or questioned the Executive’s right to receive such payments or, if such payments have been contested, the Company has irrevocably and unconditionally agreed to pay the Executive such amounts as will net to the Executive after reduction for applicable federal and state income taxes the same amount as he would have received after such taxes from such insurance.
“Good Reason” means a resignation by the Executive within thirty (30) days following the date on which the Company has engaged in any of the following (each a “Good Reason Event”): (i) the assignment of duties or responsibilities to the Executive that reflect a material diminution of the Executive’s position with the Company; provided, however, that the hiring of a chief executive officer by CVR GP, LLC or UAN shall not be a Good Reason Event if, immediately thereafter, the Executive is the executive chairman of CVR GP, LLC or UAN, respectively; (ii) a relocation of the Executive’s principal place of employment to a location more than 50 miles from the Company’s current headquarters in Sugar Land, Texas; or (iii) a reduction in the Executive’s Base Salary, other than across-the-board reductions applicable to similarly situated employees of the Company.
“IEP” means Icahn Enterprises L.P.

“Incentive / Phantom Unit Awards” means any outstanding cash-settled incentive or phantom unit award granted to the Executive by the Company or its Affiliates, and any other awards approved by the Compensation Committee at the time of the award.
“Person” or “person,” means any individual, partnership, limited partnership, corporation, limited liability company, trust, foundation, estate, cooperative, association (except his homeowners association, if any), organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity, whether or not conducted for profit.
“Principal” means Carl Icahn.
“Principal Stockholder” means any of IEP Energy LLC, any Affiliate of IEP Energy LLC, the Principal and any Related Party.
“Related Party” means (1) the Principal and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (2) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each, an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (3) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights, hereinafter referred to as “Veto Power”); (4) the estate of any member of the Family Group; (5) any trust created (in whole or in part) by any one or more members of the Family Group; (6) any individual or Entity who receives an interest in any estate or trust listed in clauses (4) or (5), to the extent of such interest; (7) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (8) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (4), (5) and (7) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (9) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (10) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (1) through (9) above. For the purposes of this definition, and for the avoidance of doubt, in addition to any Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.

“Shares” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged.
“Significant CVI Transaction” means the first to occur of (i) the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a sale or transfer to an Affiliate or a Principal Stockholder (or one or more Principal Stockholders acting together) or (y) the distribution to the Company’s stockholders of the stock of a Subsidiary or any other assets), (ii) a material acquisition by the Company of an unrelated third-party entity (with respect to which, “material” is measured by reference to the Company and not such unrelated third-party entity), or (iii) a transaction that results in IEP owning 40% or less of the interests of the Company (such as, a transaction in which the Company sells its interests in UAN to IEP in exchange for shares of the Company), in each case, as determined by the Board in accordance with the terms and conditions of this Employment Agreement in its good faith discretion. For the avoidance of doubt, a gradual sell-down by IEP of its interests in the Company shall not constitute a Significant CVI Transaction. For the avoidance of doubt, only one Transaction Bonus with respect to a Significant CVI Transaction shall be paid to the Executive, subject to and in accordance with this Employment Agreement.
“Significant Transaction” means a Significant CVI Transaction or a Significant UAN Transaction.
“Significant UAN Transaction” means the first to occur, in any case, prior to the occurrence of a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a sale or transfer to an Affiliate or a Principal Stockholder (or one or more Principal Stockholders acting together) or (y) the distribution to the Company’s stockholders of the stock of a Subsidiary or any other assets), of (i) purchase by the Company or one of its Affiliates of a majority of the interests in UAN, (ii) the acquisition of UAN or the interests therein held by the Company by a third party (including, without limitation, by IEP or its Affiliates), (iii) a spin-off transaction of UAN, in each case, as determined by the Board in accordance with the terms and conditions of this Employment Agreement in its good faith discretion, or (iv) a material acquisition of an unrelated third-party entity or the assets thereof by UAN or one of its Affiliates (with respect to which, “material” is measured by reference to UAN and not such unrelated third-party entity), in each case, as determined by the Board in accordance with the terms and conditions of this Employment Agreement in its good faith discretion. For the avoidance of doubt, only one Transaction Bonus with respect to a Significant UAN Transaction shall be paid to the Executive, subject to and in accordance with this Employment Agreement, provided, however, that the Executive shall not be paid a Transaction Bonus with respect to a Significant UAN Transaction that occurs following the sale of the Company to a third-party.
“Subsidiary” means any corporation or other person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company.
“Transaction Bonus” means (i) with respect to a Significant CVI Transaction, $10,000,000 and (ii) with respect to a Significant UAN Transaction, $2,500,000.